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                                                                     Exhibit 11



                     BMJ Medical Management, Inc.

                  Computation of Per Share Earnings

                                            Year Ended      Nine Months Ended
                                            December 31,      September 30,
                                               1996         1996        1997
                                           ------------------------------------
                                                        (Unaudited)


Net loss                                  ($1,742,000) ($757,000) ($8,860,000)
                                           ------------------------------------

Weighted average common shares
 outstanding                                  711,944    258,242    1,160,715

Shares related to Staff Accounting
 Bulletin 83 (1):

    Common stock                           5,576,201    5,576,201  5,576,201
    Common stock options                     860,788      860,788    860,788
    Common stock warrants                     70,955       70,995     70,995
    Convertible preferred stock            1,053,338    1,053,338  1,053,338
                                           ------------------------------------
                                           8,273,266    7,819,564  8,722,037
                                           ====================================

Net loss per common share                  $   (0.21)  $    (0.10) $   (1.02)
                                           ====================================

------------------------

(1) Common share equivalents (stock options, warrants and convertible preferred stock) are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock options and warrants issued and common and convertible preferred stock sold in the 12 months preceding the offering date have been included in the calculation as if outstanding for all periods presented using the treasury stock method and the assumed initial public offering price of $10 per share.